Exhibit 10.30

Mauser Group B.V.

and

Mr B. Kreiter

MANAGEMENT SERVICES

AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made on 28.04.2016.

THE UNDERSIGNED:

(1)	MAUSER GROUP B.V., a private company incorporated under the laws of the Netherlands and having its registered office in Amsterdam, the Netherlands at Souvereinstraat 1, 4900 AE Oosterhout, Netherlands (“Mauser”); and

(2)	Mr. Björn Kreiter, domiciled in Germany, Franz-Schaaf-Straße 3, 51143 Cologne (hereinafter referred to as: the “Finance Director”).

The parties to this Agreement are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

(i)	The Finance Director is employed by Mauser Corporate GmbH, a group undertaking of Mauser, on the basis of a service contract governed by German law (the “German Service Agreement”).

(ii)	Mauser is the direct and indirect holding company of the different entities that are active in the manufacturing, distribution, sale and maintenance of industrial packaging solutions.

(iii)	The Finance Director will have two agreements with the Mauser Group. This Agreement deals with certain Dutch law matters relating to the Finance Director’s role as Finance Director (CFO) of Mauser Group. The existing German Service Agreement will remain in effect. Whenever a provision in this Agreement is in conflict with the terms of the German Service Agreement, the terms of the German Service Agreement will take precedence, except where the laws of the Netherlands require differently.

(iv)	The Parties have expressed their wish to enter into this Service Agreement (overeenkomst van opdracht), in which the Parties wish to arrange and confirm the conditions agreed between them (in addition to the provisions of the German Service Agreement) on which the Finance Director shall perform his duties. If this Agreement refers to provisions in the German Service Agreement, then only these provisions as agreed in the German Service Agreement are applicable. If the German Service Agreement contains (a) provision(s) regarding a matter that is not regulated in this Agreement, the provision(s) in the German Service Agreement apply.

THE PARTIES THEREFORE AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1.	In this Agreement:

(a)	“Mauser Group” refers to all group companies and direct and indirect subsidiaries of Mauser;

(b)	“Effective Date” means 1 May 2016;

(c)	“General Meeting of Shareholders” means the general meeting of shareholders of Mauser;

(d)	“German Service Agreement” has the meaning given to this term in Recital (i);

2.	DURATION AND TERMINATION OF THE AGREEMENT

2.1.	This Agreement shall be effective as from the Effective Date and shall run for an indefinite period.

2.2.	Both Parties may terminate this Agreement at any time and for any reason by giving notice in writing as per any day of a certain month, whilst observing a notice period of six months (for Mauser) or three months (for the Finance Director) to the end of a calendar quarter.

2.3.	If Mauser gives notice of termination pursuant to Clause 2.2, the Finance Director is entitled to a severance payment in the amount of two years’ annual salaries calculated on the basis of the last monthly Base Fee pursuant to Clause 4.1, which falls due prior to termination of this Agreement.

2.4.	During any notice period, Mauser shall at all times be entitled to put the Finance Director on (paid) gardening leave until the end date of this Agreement. During this gardening leave, the Finance Director will remain entitled to his Base Fee (as defined in Clause 4.1 of this Agreement). As an alternative to gardening leave during any such notice period, Mauser may at its discretion, instead of observing the applicable notice period, also decide to terminate this Agreement with immediate effect and to pay the Finance Director in lieu of any payments otherwise due during the notice period pursuant to the immediately preceding sentence, a gross lump sum amount equal to the net present value of such amounts.

2.5.	Each Party shall also be entitled to terminate this Agreement with immediate effect, without any notice period, and without any further payment being due whether under this Agreement or otherwise, based on acts or omissions of the other Party that constitute an urgent cause for termination within the meaning of Article 7:677 of the Dutch Civil Code (applicable as if this Agreement were an employment agreement) (“Cause”).

3.	POSITION

3.1.	The Finance Director will have the position of Finance Director (CFO) of Mauser.

3.2.	From time to time, the Finance Director may, due to his role as Finance Director of the Mauser Group, also be required to perform work for other entities within the Mauser Group.

(2)

3.3.	The Finance Director shall perform his tasks in accordance with all applicable laws, this Agreement, Mauser’s articles of association, Mauser’s core values and any company rules as introduced or amended from time to time, as well as general instructions of the General Meeting of Shareholders.

3.4.	The Finance Director will undertake the duties under this Agreement and under the German Service Agreement on a fulltime basis (including any overtime, for which the Finance Director shall not be compensated over and above the compensation provided for in this Agreement and the German Service Agreement, as any such compensation shall be deemed to include compensation for overtime). The Finance Director will be fully committed to Mauser and the Mauser Group and will use his best capacities solely for the benefit of Mauser and the Mauser Group.

3.5.	The Finance Director will have his office in the Netherlands in relation to services rendered hereunder, and in Germany in relation to the services rendered under the German Service Agreement. However, the Finance Director may perform his duties elsewhere if this is reasonably in the best interest of the Mauser Group.

4.	REMUNERATION

4.1.	The Finance Director’s total fixed Fee amounts to EUR 117,394.00 gross per annum, including any holiday allowance (to the extent applicable) (the “Base Fee”). The Base Fee will accrue from day to day and will be paid in twelve (12) equal monthly instalments in arrears. The Base Fee will be subject to the usual mandatory deductions (see Clause 5). The amount of the fixed annual salary is reviewed annually.

4.2.	All services of the Finance Director for Mauser, any over-time work on Saturdays, Sundays and holidays are compensated by the fixed salary pursuant to Clause 4.1.

4.3.	For the calendar year 2016, the Finance Director shall be entitled to a variable bonus subject to the terms of the Mauser Bonus Program 2016 attached hereto as Annex.

4.4.	For the calendar year 2017 as well as the subsequent calendar years, the Finance Director will also be entitled to a variable bonus, whereby the targets will be determined by Mauser in due time and may contain company targets, personal targets and/or any other targets as determined by Mauser in its sole discretion.

4.5.	The remuneration in this Section shall be reduced accordingly pro rata temporis if the service relationship does not exist for a full calendar year.

4.6.	The assignment and pledging of claims for remuneration is subject to the prior approval of the General Meeting of Shareholders.

5.	TAXES AND SOCIAL SECURITY CONTRIBUTIONS

All payments made to the Finance Director pursuant to this Agreement shall be made after deduction of applicable withholdings required by Dutch law.

(3)

6.	HOLIDAYS

The Finance Director is entitled to paid holidays in accordance with the applicable provisions of the German Service Agreement.

7.	INSURANCE

Mauser has taken out a Directors & Officers Liability Insurance providing customary insurance coverage for the Directors and Officers – including the Finance Director – of Mauser and the Mauser Group.

8.	ILLNESS AND DISABILITY

In the event of inability to perform duties under this agreement as the result of an uninterrupted illness or sickness of the Finance Director, the provisions of the German Service Agreement shall apply. For the avoidance of any doubt, the Finance Director shall not be entitled to any further compensation, over and above any entitlement the Finance Director has under the German Service Agreement.

9.	ANCILLARY ACTIVITIES

During the term of this Agreement, the Finance Director shall not perform any other activities for third parties (paid or unpaid), except for the activities under the German Service Agreement or to the extent that such activities have been approved in writing beforehand.

10.	CONFIDENTIALITY

10.1.	The Finance Director will, both before, during and after termination of this Agreement, observe secrecy regarding:

(i)	all documents, correspondence, notes, drawings, calculations, electronic files, software and other records that belong to Mauser or to the Mauser Group and whose confidential nature may be assumed;

(ii)	all knowledge of and information about clients, suppliers or any other relations of Mauser or to the Mauser Group;

(iii)	all knowledge of the working methods and knowhow of Mauser or to the Mauser Group;

(iv)	all other facts and information which the Finance Director has become aware of, in relation to his activities for Mauser or the Mauser Group and whose confidential nature can reasonably be assumed;

(hereinafter parts (i)–(iv) collectively to be referred to as the “Confidential Information”), and he will not use or disclose this Confidential Information for any other purpose than is necessary in connection with the fulfilment of his duties.

10.2.	Confidential Information that the Finance Director has at his disposal should, insofar as this is possible, be handed over to Mauser at first request, but in any case no later than on the final working day of the Finance Director.

(4)

11.	NON-COMPETE AND NON-SOLICITATION

The provisions regarding contractual and post-contractual prohibition of competition as agreed with the Finance Director in the German Service Agreement shall apply to this Agreement in line with the laws of the Netherlands.

12.	INVENTIONS AND OTHER WORK RESULTS

12.1.	The Parties agree that, worldwide, all existing and future rights and intellectual property rights (including, but not limited to: patent rights, copyrights, neighbouring rights, database rights, design rights, trade mark rights, trade name rights and rights to know-how) in respect of all that is brought about in, or in relation to, the execution of this Agreement, regardless of whether such falls within the (assigned) duties of the Finance Director, are vested exclusively in Mauser. The aforementioned shall hereinafter be referred to as the “Result(s)”, the (intellectual property) rights in respect of the Result(s) as the “Intellectual Property Rights”.

12.2.	Insofar as the Intellectual Property Rights are, by operation of law or otherwise, vested in the Finance Director, the Finance Director hereby irrevocably, unconditionally and without limitation, assigns and transfers to Mauser all such (existing and future) Intellectual Property Rights, which assignment and transfer is hereby accepted (in advance) by Mauser.

12.3.	The Finance Director hereby irrevocably waives all (existing and future) moral rights as meant, inter alia, in Article 25 of the Dutch Copyright Act (Auteurswet) and Article 5 of the Neighbouring Rights Act 1993 (Wet op de naburige rechten), and all comparable provisions worldwide that rest upon, are incorporated in or arise from the Result(s), in as far as such acts provide for such possibility (“Moral Rights”).

12.4.	The Finance Director shall at Mauser’s request - both during the term of this Agreement and after its termination - perform all acts that Mauser deems necessary or desirable to perfect the assignment and transfer of the Intellectual Property Rights and/or waiver of Moral Rights, to establish and protect the Intellectual Property Rights and to enforce them in relation to third parties.

13.	DATA PROTECTION

The Finance Director approves of Mauser processing his personal data in connection with this Agreement. This processing may include the sharing of these data with members of the Mauser Group (in or outside the Netherlands).

14.	MISCELLANEOUS

14.1.	This Agreement constitutes an assignment agreement (overeenkomst van opdracht), as referred to in sections 7:400 et seq. Dutch Civil Code and does not constitute (and the Parties do not intend to conclude) an employment agreement (arbeidsovereenkomst).

14.2.	Amendments to this Agreement will only be valid if these amendments are agreed in writing.

14.3.	Mauser is entitled to unilaterally amend this Agreement if Mauser has a substantial interest in such amendments that outweighs the interests of the Finance Director (which may be adversely affected by such amendments) in accordance with the standards of reasonableness and fairness.

(5)

14.4.	If one or more Clauses of this Agreement or parts thereof would be invalid or not binding, the other Clauses (or parts thereof) of this Agreement shall continue to be effective. If necessary, the Parties will amend this Agreement so that the invalid or void clauses will be replaced with valid clauses which are as similar as possible to the current Clauses. Such amended Clauses will differ from the original Clause to the least extent possible.

14.5.	This Agreement and the agreements and documents referred to in it constitute the entire agreement and supersede and replace all prior negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) relating to its subject matter, all of which are hereby treated as terminated by mutual consent.

15.	APPLICABLE LAW AND DISPUTES

15.1.	This Agreement shall be governed by the laws of the Netherlands.

15.2.	Any dispute connected to or arising out of this Agreement, shall be settled exclusively by the competent court in the Netherlands.

THUS AGREED AND SIGNED IN DUPLICATE ON 28.04. 2016:

MAUSER GROUP B.V.	The Finance Director

/s/ Christian Storch	/s/ Björn Kreiter
SIGNATURE:	SIGNATURE:

Name: Christian Storch	Name: Björn Kreiter
Title: Director

(6)

ANNEX

Mauser Bonus Program 2016

(7)